UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2008

UTAH URANIUM CORP.

 (Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

0-50915

(Commission File Number)

90-0342342

(I.R.S. Employer Identification Number)

11850 South Highway 191, Unit B-9

Moab, UT  84532

(Address of principal executive offices, including zip code)

(435) 259-0460

(Registrant's telephone Number, including area code)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

On June 1, 2007, the Company entered into a Purchase Agreement (the “Agreement”) with Bob Shupe and Gary Vancil (collectively, the “Vendors”) for the purchase of certain mining claims (the “Hat Claims”).  The Vendors own a 100% interest in the Hat Claims located in the State of Colorado.  Under the terms of the Agreement, the Vendors were to transfer all of their interest to the Company in exchange for $375,000 cash and 400,000 shares of common stock to be paid and issued in stages.

The Company has been made aware that the area encompassing the Hat Claims is the subject of competing claims filed with the U.S. Bureau of Land Management.  The Company, while believing the overstaking of the Hat Claims was not done correctly, have opted not to pursue this matter through the courts.  As a result, the Company has cancelled the Agreement as of June 1, 2008.  The Company paid a total of $20,000 and issued 50,000 common shares to each Vendor.  The Company suffered no penalties due to the cancellation of the Agreement, as the funds and shares advanced to the Vendors will be credited towards alternative properties obtained from the same Vendors.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTAH URANIUM CORP.

Per:

/s/ Peter Dickie

Peter Dickie

President and Director